As filed with the Securities and Exchange
                           Commission on June 12, 1996

                              Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                             EIS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

  DELAWARE                                                  06-1017599
  (State or other                                        (I.R.S. Employer
  jurisdiction of                                        Identification
  incorporation or                                       Number)
  organization)

      1351 Washington Boulevard, Stamford, Connecticut 06902 (203) 351-4800
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                             ----------------------

                             S. Donald Gonson, Esq.
   Hale and Dorr, 60 State Street, Boston, Massachusetts 02109 (617) 526-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                             ----------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. / X /

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------
 Title of                           Proposed         Proposed
Securities           Amount to       Maximum          Maximum        Amount of
  to be                 be       Offering Price      Aggregate      Registration
 Registered         Registered      Per Share      Offering Price       Fee
- -----------         ----------   --------------    --------------   ------------
Common Stock,        148,962        $27.375         $4,077,834.70     $1,407.00
 $.01 par             shares
value
- ---------------------------
     (1) Estimated solely for the purpose of calculating the registration fee, and based on the average of the high and low prices as reported by Nasdaq on June 7, 1996, in accordance with Securities Act Rule 457(c) and (h).

PROSPECTUS

                                 148,962 Shares

                             EIS INTERNATIONAL, INC.

                                  Common Stock
                             ----------------------

     This Prospectus covers the resale of 148,962 shares of Common Stock of EIS International, Inc. ("EIS" or the "Company") by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The shares of Common Stock covered by this Prospectus were issued or are issuable to the Selling Stockholders upon exercise of (i) certain warrants of Surefind Information, Inc. ("Surefind") that were assumed by the Company pursuant to its acquisition of Surefind in a transaction completed on February 29, 1996, (ii) certain warrants of the Company issued to the purchaser of lease portfolios sold in September 1993 and August 1994 or (iii) a warrant issued to the broker of the sale by the Company of a lease portfolio in 1990. All of the shares offered hereunder are to be sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

     The Selling Stockholders may from time to time sell the shares covered by this Prospectus on the Nasdaq Stock Market in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

     The Common Stock is quoted on the Nasdaq Stock Market under the symbol EISI. See "Price Range of Common Stock and Dividend Policy."

                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is June __, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such documents can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material may be obtained from the Commission's public reference section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and its Common Stock, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or document (if any) filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be examined without charge at the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from the Commission upon payment of prescribed fees.


                           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

        2.   The Company's Current Report on Form 8-K dated February 8, 1996;

        3.   The Company's Current Report on Form 8-K dated March 1, 1996;

        4. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996; and

        5. The description of the Company's capital stock contained in EIS's Registration Statement on Form 8-A dated June 22, 1992.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to June 11, 1996 and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to the Investor Relations Department of the Company, 1351 Washington Boulevard, Stamford, Connecticut 06902; telephone (203) 351-4800.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                   The Company

     EIS International, Inc. (the "Company" or "EIS") designs, manufactures, markets and supports full-featured call center management systems for businesses that use the telephone in organized campaigns to reach large target audiences. These systems are used in a broad range of business-to-consumer and business-tobusiness direct marketing applications including direct sales, fundraising, market research, and customer service; for telephone credit and collections activities, as well as for the integration of inbound and outbound call center activities. EIS is one of the world's largest suppliers of call center technology and is the industry's leading provider of outbound call center systems.

     EIS customers include many telemarketing service bureaus, financial institutions, major telecommunications companies, universities, cable operators, direct response marketers and publishing companies, among others.

     EIS systems employ computer telephony integration ("CTI") technology to add efficiency to the management of call centers and substantially increase the productivity of telephone agents engaged in calling campaigns. Systems software features provide for outbound intelligent/predictive dialing, database and calling list management, scripting, real-time and historical reporting, and the integration of the EIS software with the customers' computer and telephone systems. Through the use of the Company's state-of-the-art dialing technology which includes high speed call switching and patented voice detection technology, sophisticated pacing algorithms and call classification, EIS systems increase the time agents have available to speak with called parties as non-productive activities are automated, leaving the agent free to spend 45-50 minutes per hour in talk time compared to 15-20 minutes in a non-automated environment. The systems automate the management of the calling list, including campaign list segmentation, time zone controls and callback handling. The systems include multi-page scripting capabilities that allow for conversation branching and for account history, product information, order forms and calculations to be presented to the agent on-line. In addition, reporting and agent monitoring capabilities allow supervisors and managers to track up-to-the-minute activities in the call center so that they can modify and improve the effectiveness of the campaign in real-time.

     EIS' systems are based on an open-architecture design to allow them to interface with a variety of third party switches and software products and to integrate easily with customers' host computers and databases. Systems are designed to be modular, expandable and flexible to respond to the customers changing environment and expansion needs.

     EIS' systems include the EIS Call Processing System , a full-featured solution for outbound call centers involved predominantly in direct marketing activities; OCM Gold , a product licensed from AT&T in 1991 and enhanced to work seamlessly with the AT&T Definity G3 switching platform; System 7000 , the system acquired in the merger with International Telesystems Corporation in 1993 and directed at the credit and collections market, and Centenium, a powerful client server solution for corporate call centers. The Company also markets SmartAgent Manager , a systems enhancement that blends outbound campaigns with inbound number operations, and Star Trainer , an interactive call simulation training system. Star Trainer is a trademark of Advertech, Ltd.

     EIS acquired Surefind Information, Inc. ("Surefind") by merging Surefind into a subsidiary of EIS on February 29, 1996. Pursuant to the merger, EIS agreed to issue up to a total of approximately 549,577 shares of EIS' Common Stock in exchange for all outstanding shares of Surefind stock and upon the exercise of options and warrants to purchase Surefind stock. The merger will be accounted for as a pooling-of-interests. Surefind is engaged in marketing a technology service that is designed to automatically back up, transmit, store, and recover data from local area networks ("LANs") and personal computers at a remote, secure location.

     EIS acquired Cybernetics Systems International Corp. ("Cybernetics") on March 1, 1996, by a merger of Cybernetics with and into EIS-CSI Corp., a wholly-owned subsidiary of EIS (the "Merger"), whereby Cybernetics became a wholly-owned subsidiary of EIS. In payment of the purchase price for this acquisition, EIS issued to certain stockholders of Cybernetics a total of 494,660 shares of its common stock (of which 47,647 shares were placed in escrow to secure indemnification obligations of Cybernetics stockholders). EIS also paid to certain stockholders cash in an aggregate amount of approximately $9,269,000 (of which approximately $713,000 was placed in escrow to secure indemnification obligations of certain Cybernetics stockholders). EIS also assumed certain obligations of Cybernetics, including its obligations under its employee stock option plan and to certain holders of warrants to purchase Cybernetics Common Stock. Cybernetics specializes in "Computerized Workforce Management Systems", a family of software products that assist Fortune 1000 companies in managing the workforce in their Call Centers.

     EIS is a Delaware corporation organized in 1988. It is the successor by merger to a Connecticut corporation founded in 1980 to engage in software consulting. The Company sold its first commercial call center system in 1989 and became a publicly traded company in July of 1992. EIS' headquarters are located at 1351 Washington Boulevard, Stamford, Connecticut 06902. Its telephone number at that location is (203) 351-4800. EIS operates its National Service Center in Herndon, Virginia, and has facilities in Pittsburgh, Pennsylvania and Miami, Florida.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully by potential investors in evaluating an investment in the Common Stock offered hereby.

     Fluctuations in Quarterly Operating Results. Although EIS has demonstrated consistent financial performance, a variety of factors influence the level of EIS's net sales in a particular quarter, including general economic conditions in the call processing industry, the timing of significant orders, shipment delays, specific feature requests by customers, the introduction of new products by EIS, the introduction of new products by EIS's competitors, acquisitions by EIS, production and quality problems, changes in the cost of materials, disruption in sources of supply, seasonal patterns of capital spending by customers and other factors, many of which are beyond EIS's control. Since a substantial portion of the expenses of EIS do not vary relative to sales levels, if net sales levels in a particular quarter do not meet expectations, operating results will be adversely affected, which may have an adverse impact on the market price of EIS's Common Stock. EIS's system sales typically involve a three to six month selling process for sales to direct consumer marketing customers and a longer process for sales to certain other customers. EIS normally ships systems within 30 days after order and does not customarily have a significant backlog of orders at any time. EIS derives a substantial portion of its revenues from the sale of products in which a single transaction may exceed $150,000. As a result, the closing, or failure to close, of a small number of transactions could have a significant impact on EIS's net revenues and operating results in any given quarter.

     New Products and Technological Change. The market for call processing systems is based upon sophisticated technologies and is subject to rapid technological change. There can be no assurance that EIS's new products will gain market acceptance. Current or new competitors may introduce new products, features or services that could adversely affect EIS's competitive position. To date, EIS's research and development programs have periodically produced system features and enhancements to address customer requirements and to respond to competitive conditions. However EIS believes that to remain competitive it must continue to improve its products and related services and develop and successfully market new products and services. There can be no assurance that EIS will be able to do so. The success of new products depends on a variety of factors, including product selection, successful and timely completion of product development and EIS's ability to offer products at competitive prices. Furthermore, there can be no assurance that EIS will be able to identify new product opportunities successfully and develop and bring to market such new products or that EIS will be able to respond effectively to technological change or product announcements by others.

     Competition. The market for call processing systems is highly competitive. EIS believes that competition will intensify as more companies enter the market. EIS's principal competitors at present include Davox Corporation, Digital Systems International, Inc., Melita International Corporation and Intervoice. EIS may encounter increased competition from existing competitors and from new market entrants, including companies which have historically competed primarily in the inbound call processing market such as Aspect, Rockwell and Northern Telecom. In addition, for sales of applications software operating in call centers, EIS may compete with software providers and system integrators such as Andersen Consulting and Electronic Data Systems Corporation. Many of EIS's current or potential competitors have greater financial, technical and marketing resources than EIS and there can be no assurance that EIS will be able to continue to compete successfully with existing or new competitors. As EIS expands its offering of call center applications, EIS may also encounter increased competition from call center application providers. As the call processing market matures and new and existing companies compete for the same customers, price competition is likely to intensify, and such price competition could adversely affect EIS's operating results.

     Risks Associated with Acquisitions. EIS has grown significantly through acquisitions and EIS intends to continue to use acquisitions to grow. EIS's ability to expand successfully by acquisition depends on many factors, including the successful identification and acquisition of businesses and management's ability to integrate and operate the new businesses effectively. The consideration paid for such acquisitions, the diversion of the attention of management to integrate any acquired businesses and any difficulties encountered in the integration process could have an adverse effect on EIS's operations and financial results.

     Intellectual Property Risks. EIS's success will depend in part on its ability to obtain and maintain patent protection for its products, to preserve its trade secrets and to operate without infringing on the proprietary rights of third parties. EIS attempts to protect its technology by, among other things, investing significant financial resources in obtaining and maintaining patents, copyrights and trade secrets. The call processing industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. EIS has from time to time received notices of potential intellectual property infringement claims against it and has settled one such claim. Any assertions of intellectual property claims could require EIS to discontinue the use of certain processes or cease the manufacture, use and sale of infringing products, to incur significant litigation costs and damages, and to develop non-infringing technology or to acquire licenses to the alleged infringed technology. There can be no assurance that EIS would be able to obtain such licenses on acceptable terms or to develop noninfringing technology. In addition, there can be no assurance that any patents issued to EIS will not be challenged, invalidated or circumvented or that rights granted thereunder will provide competitive advantages to EIS. Furthermore, the laws of certain countries do not protect EIS's intellectual property rights to the same extent as do the laws of the United States.

     Dependence on Subcontractors and Availability of Components. EIS's call processors (digital switches) are manufactured, assembled and tested by independent subcontractors under supply contracts. Any adverse development affecting EIS's current subcontractors could result in delays in the production and delivery of EIS's systems and could have an adverse impact on manufacturing quality and EIS's operating results. Except for some of the integrated circuit boards provided by the subcontractors, EIS's systems are manufactured from standard industry components. To date, adequate stocks of the components have been available in a timely manner from a variety of suppliers. However, a delay or lack of supply of these components from existing sources or an inability to obtain alternative sources, if and when required in the future, could adversely affect EIS's operating results.

     The personal computers used in the EIS's call center system are supplied through two manufacturers. An interruption in supply of such personal computers or the required peripherals could disrupt or delay the shipment of call center systems.

     Leasing Activities. EIS has offered lease financing to its international and United States customers and intends to continue this practice in the future. Typically, EIS offers these payment terms to entrepreneurial businesses with limited capitalization which may not be considered "credit worthy" by financial institutions. EIS has an agreement with a third party leasing company to finance some of its systems which provides, among other things, that some leases financed under the agreement are subject to a 10% recourse from EIS. EIS plans to continue its practice of providing lease financing for its customers, and may enter into additional agreements with third party leasing companies to finance its systems, which may also include certain recourse arrangements. In addition, EIS from time to time sells portions of its lease portfolio to third parties, on terms which may include recourse provisions and at a discount. EIS recognized a loss of $106,000 on the sale of a lease portfolio in August 1994. There can be no assurance that lessee defaults will not have an adverse affect on EIS's future operating results or that EIS will be able to sell its leases on acceptable terms in the future.

     Government Regulation. Certain uses of outbound call processing systems are regulated by federal and state law, including the Telephone Consumer Protection Act of 1991 and the Federal Fair Debt Collection Practices Act. Although compliance with these laws may limit the potential uses of EIS's systems in some respects, EIS believes that each system can be programmed to operate automatically in full compliance with these laws through the use of appropriate calling lists and calling campaign time parameters. There can be no assurance, however, that future legislation further restricting telephone solicitation practices, if enacted, would not adversely affect EIS.

     A number of technical elements of EIS's systems are subject to and conform with Federal Communications Commission regulations under the Federal Communications Act of 1934. Future products developed by EIS may also be subject to compliance with similar or even more restrictive regulations before they can be sold in the United States. To the extent EIS markets its products in foreign countries, it is required to comply with applicable foreign laws, including certification of its products by appropriate government regulatory organizations. There can be no assurance that EIS will not encounter delays or difficulty in obtaining such certifications and approvals.

     Developing Market. The market for call processing systems is relatively new and evolving. The future financial performance of EIS will depend in part on the development and continuing growth of this market. EIS believes that such growth will require expansion of current applications of existing customers, development of new markets for these systems and increased user acceptance. A number of factors, such as the continuing development of an already generally negative consumer perception of telephone solicitation, could adversely impact the growth of various applications segments of EIS's markets. Therefore, there can be no assurance that these markets will grow.

     International Sales. EIS's net sales to international markets represented approximately 6%, 6%, 4% and 6% of EIS's net revenues for the years ended December 31, 1992, 1993, 1994 and 1995 respectively. International sales are subject to various risks, including changes in foreign currency exchange rates, political and economic instability, the greater difficulty of administering business abroad and the need to comply with a wide variety of foreign and U.S. export laws and regulatory requirements. EIS does not currently engage in foreign currency hedging transactions. To the extent that EIS expands its international operations, exposure to changes in foreign currency exchange rates and to the other risks described above could increase and, in any event, could have a material adverse effect on EIS.

     Attraction and Retention of Key Personnel. EIS's ability to develop marketable products and maintain a competitive position in light of continuing technological developments will depend, in large part, on its ability to attract and retain highly qualified personnel. Competition for the services of these key employees is likely to be intense, and there can be no assurance that EIS will be able to attract or retain the personnel necessary for EIS's growth.

     Possible Volatility of Stock Price. As is frequently the case with the stock of high technology companies, the market price of EIS's Common Stock has been and may continue to be quite volatile. Factors such as quarterly fluctuations in results of operations, announcements of technological innovations or the introduction of new products by EIS or its competitors, and macroeconomic conditions in the call processing industry generally, may have a significant impact on the market price of EIS's Common Stock. In addition, at various times the stock market has experienced extreme price and volume fluctuations that particularly affected the market price for many high technology companies, often without regard to a particular company's operating results. These broad fluctuations may adversely affect the market price of the Common Stock of EIS.

     Significant Stockholders; Antitakeover Considerations. As of January 31, 1996, the directors and executive officers of EIS and their affiliates beneficially owned in the aggregate approximately 20% of EIS's outstanding Common Stock (including shares subject to outstanding options and warrants). If these stockholders vote together as a group, they will be able to substantially influence the business and affairs of EIS, including the election of individuals to EIS's Board of Directors, and to otherwise affect the outcome of certain actions that require stockholder approval, including the adoption of amendments to EIS's Restated Certificate of Incorporation, and certain mergers, sales of assets and other business acquisitions or dispositions.

     EIS also has authorized a class of 2,000,000 shares of Preferred Stock, $.10 par value, which may be issued by EIS's Board of Directors on such terms, and with such rights, preferences and designations, as EIS's Board of Directors may determine. EIS's Restated Certificate of Incorporation provides for a classified Board of Directors elected to staggered terms, restricts the ability of stockholders to call stockholders meetings and provides that stockholders may not act by written consent in lieu of a meeting. Delaware law imposes restrictions on certain transactions not approved by EIS's Board of Directors involving certain persons who hold or acquire 15% or more of EIS's voting securities. Some or all of the foregoing factors may have the effect of delaying, deterring or preventing a change in control of EIS.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by each Selling Stockholder as of May 20, 1996.

                                 Number of                   Number of
      Name of                    Shares of                   Shares of
      Selling                    Common Stock               Common Stock
   Stockholder(1)             Beneficially Owned           Offered Hereby
   --------------             ------------------           ---------------
   Robert D. Auritt(2)             5,064                         146
   Charles E. Fiero(3)            56,599                      15,584
   Gary Furhman(4)                 5,409                       2,430
   Robert M. Long(5)               2,430                         292
   B. Michael Pisani(6)           18,610                         292
   Milton L. Rock(7)              29,615                      21,874
   Anderson Partnership(8)         1,215                       1,215
   The Foundation for God
    Realization(9)                   583                         583
   Kent M. Klineman(10)          457,122                       4,861
   Klondike Resources, Inc.(11)    4,861                       4,861
   Howard D. Morgan(12)            1,580                       1,580
   Ropart Investments, L.L.C.(13)  2,066                       2,066
   Joseph J. Porfeli(14)         450,736                       2,430
   Applied Telecommunications
    Technologies, Inc.(15)         8,000                       8,000
   Applied Telecommunications
    Technologies, I N.V.(15)      24,000                      24,000
   Applied Telecommunications
    Technologies, IV N.V.(15)     39,998                      39,998
   Equilease Corporation(16)      18,750                      18,750

   TOTALS                      1,183,852                     148,962


 ----------------------------------------------------------------------

(1) Sales of the shares of Common Stock offered hereby may also be made by permitted persons or entities to whom such shares are gifted by the Selling Stockholders listed herein.

(2) Includes 1,138 shares acquired pursuant to the acquisition of Surefind by the Company, of which 114 shares are currently held in an escrow account to secure the indemnification obligations of the Surefind stockholders under the terms of the Agreement and Plan of Merger between the Company and Surefind (the "Escrow"), 1,042 shares held by Mr. Auritt's wife, as to which he disclaims beneficial ownership, and 146 shares issuable upon the exercise of currently exercisable warrants.

(3) Includes 54,537 shares acquired pursuant to the acquisition of Surefind by the Company, of which 5,454 shares are currently held in the Escrow, and 15,584 shares issuable upon the exercise of currently exercisable warrants.

(4) Includes 5,477 shares acquired pursuant to the acquisition of Surefind by the Company, of which 548 shares are currently held in the Escrow, and 2,431 shares issuable upon the exercise of currently exercisable warrants.

(5) Includes 2,138 shares acquired pursuant to the acquisition of Surefind by the Company, of which 214 shares are currently held in the Escrow, and 292 shares issuable upon the exercise of currently exercisable warrants.

(6) Includes 18,318 shares acquired pursuant to the acquisition of Surefind by the Company, of which 1,832 shares are currently held in the Escrow, and 292 shares issuable upon the exercise of currently exercisable warrants.

(7) Includes 7,740 shares currently held in the Escrow and 21,875 shares issuable upon the exercise of currently exercisable warrants.

(8) Includes 1,215 shares issuable upon the exercise of currently exercisable warrants.

(9) Includes 583 shares issuable upon the exercise of currently exercisable warrants.

(10) Includes 300,000 shares held by Mr. Klineman's wife, as to which Mr. Klineman disclaims beneficial ownership, 28,750 shares issuable upon the exercise of stock options exercisable within 60 days of April 30, 1996, and 4,861 shares issuable upon the exercise of currently exercisable warrants. Mr. Klineman is a director and the Secretary of the Company.

(11) Includes 4,816 shares issuable upon the exercise of currently exercisable warrants.

(12) Includes 1,580 shares issuable upon the exercise of currently exercisable warrants.

(13) Includes 2,066 shares issuable upon the exercise of currently exercisable warrants.

(14) Includes 2,430 shares issuable upon the exercise of currently exercisable warrants and 353,750 shares issuable upon the exercise of options which are exercisable within 60 days of May 20, 1996. Mr. Porfeli is Chief Executive Officer and Chairman of the Board of Directors of the Company.

(15) All shares indicated as beneficially owed are shares subject to currently exercisable warrants acquired by the holders indicated in connection with the sale by the Company of lease portfolios to Applied Telecommunications Technologies, Inc. ("ATTI") in September 1993 and August 1994. Applied Telecommunications Technologies I, N.V. and Applied Telecommunications Technologies IV, N.V. are funds for which ATTI acts as an investment manager.

(16) All shares indicated as beneficially owned are shares subject to currently exercisable warrants acquired by the Equilease Corporation in partial payment of a fee for arranging the sale of a lease portfolio by the Company in 1990.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock covered by this Prospectus may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the Nasdaq National Market or otherwise, at prices related to the then-current market price or in negotiated transactions, including pursuant to one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Company has not been advised by the Selling Stockholders that they have made any particular arrangements relating to the distribution of the shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for the other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act. Additionally, the Company will pay the expenses incurred by it in connection with this offering, other than discounts, commissions, fees or expenses of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Stock, or legal expenses of any person other than the Company.

     In offering the shares of Common Stock covered hereby, the Selling Stockholder and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

     The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of Common Stock covered hereby they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act, as those Rules are described in more detail below, and, in connection therewith, that they may not engage in any stabilization activity in connection with the Company's securities, are required to furnish to each broker-dealer through which Common Stock covered hereby may be offered copies of this Prospectus, and may not bid for or purchase any of the Company's securities except as permitted under the Exchange Act. Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts.

                                     EXPERTS

     The consolidated financial statements and schedule of EIS International, Inc. and subsidiaries as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference in this Prospectus and in the registration statement on Form S-3 to which this Prospectus relates in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

  Item                                                       Amount
  -----                                                    --------
  SEC Registration Fee..................................... $ 1,407
  Accounting Fees and Expenses.............................  10,000*
  Legal Fees and Expenses..................................   5,000*
  Miscellaneous............................................   3,593*
                                                          --------
  Total.................................................... $20,000*
                                                          ========

*Estimated

Item 15 Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article EIGHTH of the Registrant's Restated Certificate of Incorporation, as amended sets forth the extent to which officers and directors of the Registrant may be indemnified against any liabilities which they may incur in their capacities as directors or officers of the Registrant. The Restated Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, indemnify any director or officer against any expenses, liabilities or other matters referred to in or covered by that Section. The indemnification is not exclusive of any other rights to which the officers or directors may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, continues after such person has ceased to be a director or officer and inures to the benefit of such person's, heirs, executors and administrators. The indemnification provided by the Certificate of Incorporation specifically includes indemnification of all officers and directors who are deemed fiduciaries under any employee benefit plan and any action taken or omitted by such officer or director with respect to an employee benefit plan reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Registrant.

Item 16.  Exhibits

   Exhibit                       Description of Exhibit
   -------                       -----------------------
     4.1*    --   Restated Certificate of Incorporation of the Company
     4.2**   --   By-laws of the Company, as amended
     4.3***  --   Agreement and Plan of Merger between the Company and
                  Surefind Information, Inc., dated November 27, 1995
     5.1     --   Opinion of Hale and Dorr
    23.1     --   Consent of KPMG Peat Marwick LLP
    23.2     --   Consent of BDO Seidman LLP
    23.3     --   Consent of Hale and Dorr (included in Exhibit 5.1)
    24.1     --   Power of Attorney (included on signature page)
   -------------------

* Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3, File No. 33-79814, filed with the Securities and Exchange Commission on June 3, 1994

** Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993

***Incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4, File No. 333-00632, filed with the Securities and Exchange Commission on January 26, 1996.

Item 17. Undertakings

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 11th day of June, 1996.

                             EIS INTERNATIONAL, INC.


                             By: /s/  Joseph J. Porfeli
                                 ----------------------
                                Joseph J. Porfeli
                                Chairman of the Board, President
                                and Chief Executive Officer



                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of EIS International, Inc., hereby severally constitute and appoint Joseph J. Porfeli and Herbert F. Balzuweit, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable EIS International, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the 11th day of June, 1996.

                  Signatures        Title


         /s/  Joseph J. Porfeli     Chairman of the Board,
        -----------------------     President, Chief
        Joseph J. Porfeli           Executive Officer and
                                    Director
                                    (Principal Executive
                                    Officer)

         /s/  Herbert E. Balzuweit  Group Chief Financial
         -------------------------  Officer
         Herbert F. Balzuweit       (Principal Financial
                                    and Accounting Officer)


         /s/  Kent M. Klineman      Director
         -------------------------
         Kent M. Klineman

         /s/  Charles W. McCall     Director
         -------------------------
         Charles W. McCall


         /s/  Robert J. Cresci      Director
         -------------------------
         Robert J. Cresci


         /s/  Robert M. Jesurum     Director
         -------------------------
         Robert M. Jesurum

                                  EXHIBIT INDEX



  No.                             Exhibit
 ----                             --------
4.1*  --    Restated Certificate of Incorporation of the Company
4.2** --    By-laws of the Company, as amended
4.3***--    Agreement and Plan of Merger between the Company and Surefind
            Information, Inc., dated November 27, 1995
5.1   --    Opinion of Hale and Dorr
23.1  --    Consent of KPMG Peat Marwick LLP
23.2  --    Consent of BDO Seidman LLP
23.3  --    Consent of Hale and Dorr (included in Exhibit 5.1)
24.1  --    Power of Attorney (included in signature page)
- -------------------

* Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3, File No. 33-79814, filed with the Securities and Exchange Commission on June 3, 1994

** Incorporated by reference to Exhibit 3.2 to the Registrant's
Annual Report on Form 10-K for the year ended December 31, 1993

*** Incorporated by reference to Exhibit 2.1 to the Registrant's
Registration Statement on Form S-4, File No. 33-00632, filed with the Securities and Exchange Commission on January 26, 1996.